Exhibit 15

Board of Directors

Aaron’s, Inc. and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos.: 333-160357 and 333-171113) of Aaron’s, Inc. and subsidiaries of our report dated May 8, 2012 relating to the unaudited consolidated interim financial statements of Aaron’s, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2012.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 8, 2012